Exhibit 99.6

Consent of Persons About to Become Directors

Securities Act of 1933 – Rule 438

I consent to being named in Middlefield Banc Corp.’s Registration Statement on Form S-4 and all amendments thereto as a person who will become a director of Middlefield Banc Corp. upon completion of the merger described in the Registration Statement on Form S-4. I consent to the filing of this consent as an exhibit to the Registration Statement on Form S-4.

November 18, 2016	/s/ Thomas W. Bevan
Thomas W. Bevan